Exhibit 4.21
AMENDMENT NO. 20 TO
AMENDED AND RESTATED CREDIT AGREEMENT
     This Amendment No. 20 to Amended and Restated Credit Agreement (this “Amendment”), dated as of December 12, 2008, is entered into by and between SIFCO INDUSTRIES, INC. (the “Borrower”) and NATIONAL CITY BANK (the “Bank”) for the purposes amending and supplementing the documents and instruments referred to below.
WITNESSETH:
     WHEREAS, Borrower and Bank are parties to an Amended and Restated Credit Agreement made as of April 30, 2002, as amended from time to time (as amended, the “Credit Agreement”; all terms used in the Credit Agreement being used herein with the same meaning); and
     WHEREAS, Borrower and Bank desire to further amend certain provisions of the Credit Agreement to extend the Expiration Date of the Subject Commitment to October 1, 2010 and to change the LIBOR Margin to 1.75%.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
SECTION I — Amendments to Credit Agreement
A.	Section 2A.02 of the Credit Agreement is hereby amended to extend the Expiration Date of the Subject Commitment from July 1, 2009 to October 1, 2010.

B.	Subsection 2B.11 (“INTEREST: FIXED-RATE LOANS”) of the Credit Agreement shall be amended to set the LIBOR Margin at one and three-quarters percent (1.75%).
SECTION II — Representations and Warranties
     Borrower hereby represents and warrants to Bank, to the best of Borrower’s knowledge, that (i) none of the representations and warranties made in the Credit Agreement or any Related Writing (collectively, the “Loan Documents”) has ceased to be true and complete in any material respect as of the date hereof and (ii) as of the date hereof no “Default” has occurred that is continuing under the Loan Documents.
SECTION III — Acknowledgments Concerning Outstanding Loans
     Borrower acknowledges and agrees that, as of the date hereof, all of Borrower’s outstanding loan obligations to Bank are owed without any offset, deduction, defense, claim or counterclaim of any nature whatsoever. Borrower authorizes Bank to share all credit and financial information relating to Borrower with each of Bank’s parent company and with any subsidiary or affiliate company of such Bank or of such Bank’s parent company.
SECTION IV — References
     On and after the effective date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended hereby. The Loan Documents, as amended by this Amendment, are and shall continue to be in full force and effect and are hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Bank under the Loan Documents or constitute a waiver of any provision of the Loan Documents except as specifically set forth herein.
SECTION V — Counterparts and Governing Law
     This Amendment may be executed in any number of counterparts, each counterpart to be executed by one or more of the parties but, when taken together, all counterparts shall constitute one agreement. This Amendment, and the respective rights and obligations of the parties hereto, shall be construed in accordance with and governed by Ohio law.

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     IN WITNESS WHEREOF, Borrower and Bank have caused this Amendment to be executed by their authorized officers as of the date and year first above written.

SIFCO INDUSTRIES, INC.		NATIONAL CITY BANK

By: Name:	/s/ Frank A. Cappello Frank A. Cappello	By: Name:	/s/ Matthew J. Gausman Matthew J. Gausman
Title:	V.P. Finance and CFO	Title:	Vice President

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